Exhibit 5.1

March 29, 2011

Banco Santander, S.A.
Paseo de Pereda 9 – 12
Santander, Spain

Santander US Debt, S.A.U.
Avenida de Cantabria s/n
Ciudad Grupo Santander
28660 Boadilla del Monte
Madrid, Spain

Dear Sirs:

I have acted as the legal advisor to Santander US Debt, S.A. Unipersonal, a sociedad anónima incorporated under the laws of the Kingdom of Spain (the “Company”) and to Banco Santander, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Bank”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time in one or more offerings of the Company senior debt securities (the “Notes”), which may be issued pursuant to a indenture dated as of March 29, 2011 among the Company, the Bank and The Bank of New York Mellon as trustee (the “Indenture”) and the guarantees of the Notes to be issued under one or more guarantee agreements to be entered into by the Bank.

For the purposes of this legal opinion, I have examined inter alia the following:

(i)	the Registration Statement;

(ii)	the Indenture, which includes a form;

(iii)	the forms of underwriting agreement (the “Underwriting Agreement”), guarantee (the “Guarantees”) and of Note, filed with the Commission in connection with the Registration Statement.

(iv)	a copy of the Tax Certification Agency Agreement dated as of March 29, 2011 between the Company, the Bank, Acupay System LLC and the Bank of New York Mellon (The “Tax Certification Agency Agreement”);

(v)	a copy of the Estatutos of the Bank;

(vi)	a copy of the Estatutos of the Company;

(vii)	a copy of the certificate of the minutes of the meeting of the Executive Committee of the Bank held on February 28, 2011;

(viii)
a copy of a certificate of the general shareholders’ resolutions of the Company held on March 1, 2011 and a certificate of the minutes of the meeting of the Board of Directors of the Company held on March 1, 2011;

The Indenture and the Tax Certification Agency Agreement, are hereinafter collectively referred to as the “Agreements” and together with the Guarantees and the Underwriting Agreement are hereinafter collectively referred to as the “Documents”.

The opinions set forth in this letter are based upon the following assumptions:

(i)
the genuineness of all signatures, initials, stamps and seals, the conformity to the originals of all documents supplied to us as certified photostatic or faxed copies and the authenticity of the originals of such documents;

(ii)
that the Registration Statement have been published and the Documents have been duly executed and delivered, on behalf of the Company, the Bank and by each of the other parties thereto, in the respective forms examined by us;

(iii)
the due authorization, execution and delivery of the Documents and the Registration Statement  by each of the parties thereto other than the Company and the Bank and that the performance thereof is within the capacity and powers of each of the parties thereto other than the Bank and the Company;

(iv)
that the representations and warranties (other than any representation and warranties as to matters of law which are expressing opinion herein) given by each of the parties to the Documents and any ancillary certificate or confirmation are in each case true, accurate and complete in all respects;

(v)	the absence of any other arrangements between any of the parties to the Documents which modify or supersede any of the terms of the Documents; and
(vi)
that the Documents constitute legal, valid and binding obligations under the law of the State of New York by which they are expressed to be governed, and that insofar as any obligation under the Documents is to be performed in, or is otherwise subject to the laws of any jurisdiction other than Spain, such Documents will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction.

(vii)	that the Notes and the Guarantees will be issued, executed and delivered pursuant to the terms of the Indenture.
(viii)
That with respect to any series of Notes a public deed of issuance (escritura de emisión) will be executed and registered with the Mercantile Registry and an announcement will be published on the Official Gazette of the Mercantile Registry.

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:

(1)           Banco Santander (the “Bank”) and Santander US Debt (the “Company”) are each a limited liability company (“sociedad anónima”) duly incorporated and validly existing under the laws of the Kingdom of Spain.

(2)           When the issuance of Notes of a new series by the Company has been duly authorized by the competent governing body of the Company, as requisite corporate action on the part of the

Company and upon (i) the execution of a public deed of issuances (Escritura de Emisión) and its registration with the Mercantile Registry of Madrid; and (ii) the execution and authentication of the Notes of such series in accordance with the provisions of the Indenture and delivery to and payment for by the relevant underwritters of the Notes of such series in accordance with the terms of the relevant underwriting agreement, assuming those provisions of the Notes that are governed by New York law are valid and legally binding under the laws of New York, the Notes of such series, will be duly authorized and valid and binding obligations of the Company under the laws of the Kingdom of Spain, enforceable against the Company in accordance with their terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general principles of equity

(3)           The Guarantees that the Bank will execute and deliver for the benefit of the holders from time to time of the Notes of a new series that the Company issues, substantially in the form annexed to the Indenture and summarized in the Prospectus included in the Registration Statement, when duly executed and delivered by the Bank, assuming those provisions of the Guarantees that are governed by New York law are valid and legally binding under the laws of the State of New York, such Guarantees will constitute  valid and legally binding obligations of the Bank under the laws of the Kingdom of Spain, enforceable in accordance with its own terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general principles of equity.

(4)           The Company and the Bank will execute an Underwriting Agreement with the relevant underwriters with respect to each new series of Notes, substantially in the form included in the Registration Statement, and when duly authorized, executed and delivered by the Company and the Bank, assuming the Underwriting Agreement is valid and legally binding under the laws of the State of New York, will constitute legal, valid and binding agreements of the Bank and the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general principles of equity.

(5)           The Company has full power and capacity to authorize, execute and deliver, as applicable, the Notes, the Agreement and the Underwriting Agreement, and to undertake and perform its respective obligations established thereunder and has taken all necessary actions to approve and authorize the same (save for those required in connection with the issuance of each series of Notes, including the appointment of the commissioner of the syndicate of holders of the Notes (comisario), the publication of the issue in the Official Gazette of  the Mercantile Registry (Boletín Oficial del Registro Mercantil) and the execution of the relevant public deed of issuances and the Underwriting Agreement relating to a series of Notes and subject to obtaining all relevant internal authorizations (including the approval by the shareholders and directors of the Company)).

(6)           The Bank has full power and capacity to execute and deliver the Guarantees and the Documents, and to undertake and perform its respective obligations established thereunder and has taken all necessary actions to approve and authorize the same (save for those required in connection with the  issuance of each series of Notes, including all relevant internal authorizations for the execution of the Guarantees and the Underwriting Agreement relating to a series of Notes (including the approval by the executive committee of the Bank)).

(7)           Save for, with respect to the issuance of Notes of a new series by the Company, (i) obtaining all relevant authorization by the competent governing body of the Company and the Bank; (ii) obtaining from the Bank of Spain the número de operación financiera (N.O.F.); and (iii) the registration of the public deed of issuance (escritura de emisión) with the Mercantile Registry and the publication of the announcement related to the issue of the Notes in the Official Gazette of the Mercantile Registry (Boletín Oficial del Registro Mercantil), no other consents, approvals, authorizations, registration or qualification of or with any other governmental or regulatory authority in Spain is required for (i) the execution, delivery and performance by the Bank and the Company of their respective obligations under the Documents, or (ii) the issuance and delivery of the Notes of any series and the Guarantees. This notwithstanding, once the Notes of a series have been paid in full, this circumstance must be registered at the Mercantile Registry of the place where the Company is domiciled

(8)           The Agreements have been duly authorized, executed and delivered by the Bank and the Company. Assuming the Agreements are valid and legally binding under the laws of the State of New York, they constitute legal, valid and binding agreements of the Bank and the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general principles of equity. The Agreements are, subject to translation into Spanish by a sworn translator, in appropriate form to be admissible in evidence in the Courts of the Kingdom of Spain and contain no material provision that is contrary to law or public policy in the Kingdom of Spain.

(9)           Neither the issue of any series of Notes by the Company ,the execution by the Bank or the Company of the Documents nor the consummation of the transactions therein contemplated will conflict with or will result in a breach of any provision of the By-Laws of the Bank or the Company, any existing applicable Spanish law, or any order or regulation known to me to be applicable to the Bank or the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Bank or the Company (except for such conflicts, breaches or defaults that would not have a material adverse effect on the financial condition of the Bank and its subsidiaries considered as one enterprise, or on the earnings or business affairs of the Bank and its subsidiaries, considered as one enterprise).

(10)           It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Documents, that any document be filed, recorded or enrolled with any government department or other authority in Spain.

(11)           The choice of the law of the State of New York as the governing law of the Notes, and the Documents will be valid and binding and shall be recognized and enforced by Spanish courts, subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I). The effectiveness of this choice will be subject to the Laws of the State of New York being evidenced to the Spanish Courts pursuant to Article 281 of the Civil Procedural Law.

(12)           A judgment duly rendered by the courts of New York, pursuant to a legal action instituted before such courts in connection with any of the Documents and the Notes would be enforceable in the competent courts of Spain, provided that prior to the time such New York court judgment is introduced into a Spanish court for enforcement, a Spanish court has not declared itself competent for hearing the same or similar suit between the same parties, in accordance with Article 523.2 and the Derogation Provision of the current Civil Procedural Law and subject to the former Civil Procedural Law of 1881 the substantive provisions of which are found in Articles 951 to 958, both inclusive. Such provisions and the case law set forth that any final judgment rendered outside Spain may be enforced in Spain in three different situations: (i) in the cases and in accordance with the provisions of any applicable treaty; (ii) in the absence of any such treaty, in case it is alleged and evidenced that the jurisdiction where the foreign judgment was given recognizes Spanish judgments on a reciprocal basis when the requirements established in such foreign jurisdiction for the recognition of Spanish judgments are complied with and provided that some minimal conditions are met (Spanish exclusive jurisdiction for certain matters, not  public policy infringement and absence of contradiction with a previous Spanish judgment); and (iii) in the absence of an applicable treaty and when the reciprocity has not been alleged, in those cases in which the judgment given in the foreign jurisdiction complies with the requirements set forth in article 954 of the Civil Procedural Law of 1881 (which the case law identifies with the minimal conditions referred to above and include the regularity of the proceeding followed by the foreign court and the authenticity of the judgment). Since there is no applicable treaty between Kingdom of Spain and the United States of America, unless the conditions under (ii) above are met, the conditions referred to in (iii) above will have to be satisfied in order to enforce a judgment of a New York court in Spain.

The opinions set forth above are subject to the following qualifications and exceptions:

(i)
My opinions above are subject to any applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws of general application affecting creditors’ rights, including without limitation, applicable fraudulent transfer or other similar laws, as well as to any principles of public policy.

(ii)
The term “enforceable” means that the obligations assumed by the relevant party are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

(iii)
Spanish law precludes the validity and performance of contractual obligations to be left at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions giving discretionary authority to one of the parties.

(iv)
A Spanish court might not enforce any provision which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, which the court; in this event, the Spanish the court may reduce the amount of the penalty.

(vi)	Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”) and will not enforce an obligation in case of fraud.

In rendering the opinions expressed herein, my examination has been limited to the laws of the Kingdom of Spain as in force at the date hereof and I express no opinion on the laws of any other jurisdiction other than those of the Kingdom of Spain.

This opinion is given solely for the purposes of the above referenced Registration Statement, for the information of the persons to whom it is addressed and their respective legal advisers, and may not be relied upon for any other purpose or by any other person. Notwithstanding the foregoing, I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references of my name under the heading “Validity of Securities” in the Prospectus.

Yours faithfully,

/s/ Natalia Butragueño

Natalia Butragueño